Freshwater Technologies Enters into a Memorandum of
Understanding with The Water Geeks Laboratories

September 17, 2008
Copyright Business Wire 2008

Toronto, Ontario.--(BUSINESS WIRE)--

Freshwater Technologies Inc. (OTCBB “ FWTC”) is pleased to announce that on September 16, 2008, the company entered into a non- binding Memorandum of Understanding. with The Water Geeks Laboratories Inc. to acquire Exclusive World Wide Rights to sell products using the marketing brand “The Water Geeks”. Water Geeks Laboratories offer a number of proprietary drinking water products that are environmentally friendly and which are marketed directly to consumers. These products have the potential to provide additional revenue streams to complement Freshwater’s current commercial and industrial sales represented by ELCE water activation technology plus consumer and industrial sales of potable water drinking systems.

Both companies are committed to the promotion and use of “Green “ technologies that are effective and environmentally friendly.

Freshwater and The Water Geeks intend to negotiate a definitive agreement within 120 days from the signing of the Memorandum of Understanding.

For more information on The Water Geeks Laboratories and their range of innovative drinking water products, please view their website at www.thewatergeeks.com. .

Forward-looking statements in this release are made pursuant to the ‘safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers and other risks detailed from time to time in the Company’s periodic reports with the Securities and Exchange Commission.

For additional information on Freshwater Technologies product offerings, please visit our website at www.freshwatertechnologies.ca

CONTACT
Freshwater Technologies Inc.
Investor Relations
Telephone:       (416) 490-0254
Fax                     (416) 495-8625
E mail: maxweissengruber@rogers.com